As filed with the Securities and Exchange Commission on March 14, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0700684
(State of Incorporation)	(IRS Employer Identification No.)
1000 Louisiana, Suite 6700 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Halcón Resources Corporation 2006 Long-Term Incentive Plan

(Full Title of the Plan)

Copy to:

Mark J. Mize Executive Vice President, Chief Financial Officer and Treasurer 1000 Louisiana, Suite 6700 Houston, Texas 77002 (832) 538-0300	William T. Heller IV Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 (713) 654-8111
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.0001 par value per share	1,233,334 shares	$10.06	$12,407,340	$1,422

(1)	Registrant is registering an additional 1,233,334 shares under the Halcón Resources Corporation 2006 Long-Term Incentive Plan pursuant to this Registration Statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also include such additional indeterminate number of shares of common stock as may become issuable under the plans as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the common stock of registrant reported on the Nasdaq Global Market on March 12, 2012.

INTRODUCTION

Halcón Resources Corporation (“Halcón,” “we,” “us” or “our”) is filing this Registration Statement with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering 1,233,334 additional shares of our common stock, par value $.0001 per share, for issuance under the Halcón Resources Corporation 2006 Long-Term Incentive Plan (the “2006 Plan”). Pursuant to General Instruction E to Form S-8, the contents of Halcón’s earlier Registration Statements relating to the 2006 Plan, including Registration Statement No. 333-166893 filed with the Commission on May 17, 2010, Registration Statement No. 333-151428 filed with the Commission on June 5, 2008, Registration Statement No. 333-137311 filed with the Commission on September 14, 2006 and Registration Statement No. 333-135853 filed with the Commission on July 19, 2006, are hereby incorporated by reference, except as revised in Part II of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” into this Registration Statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information filed with the Commission after the date of this Registration Statement will update and supersede this information. We incorporate by reference the documents listed below and future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) until all of our common stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all of such common stock then remaining unsold.

The following documents filed with the Commission are hereby incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2011;

•

our current reports on Form 8-K, filed with the Commission on January 5, 2012, January 18, 2012, February 9, 2012, March 1, 2012, March 5, 2012, March 8, 2012, March 13, 2012 and on Form 8-K/A filed February 14, 2012; and

•

the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

(832) 538-0300

Attention: Director of Investor Relations

Item 4. Description of Securities.

 Not Applicable.

Item 5. Interests of Named Experts and Counsel.

 William T. Heller IV is a partner with the law firm of Thompson & Knight LLP, which is counsel to Halcón and has given an opinion regarding the validity of the securities being registered by this registration statement. Mr. Heller serves as our corporate secretary and indirectly owns a 0.036% interest in Halcón Resources LLC, our majority stockholder.

Item 6. Indemnification of Directors and Officers.

 Article Seventh of our certificate of incorporation, as amended, and Article VII of our bylaws, as amended, provides for indemnification of officers and directors of Halcón, as well as its employees and agents, to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person’s official capacity and as to action in another capacity while holding such office. We also have the power to purchase and maintain insurance for such directors and officers.

 We have also entered into individual indemnification agreements with our directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 7. Exemption from Registration Claimed.

 Not Applicable.

Item 8. Exhibits.

 Reference is made to the Exhibit Index for a detailed list of exhibits filed as a part hereof.

Item 9. Undertakings.

 (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the provisions described under Item 6 above, or otherwise, registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer, or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 14, 2012.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Floyd C. Wilson and Mark J. Mize, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on March 14, 2012.

Signature	Title

/s/ Floyd C. Wilson	Chairman of the Board, Director, Chief Executive Officer and President
Floyd C. Wilson	(Principal Executive Officer)

/s/ Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer
Mark J. Mize	(Principal Financial Officer and Principal Accounting Officer)

/s/ David B. Miller	Director
David B. Miller

/s/ E. Murphy Markham IV	Director
E. Murphy Markham IV

/s/ Mark A. Welsh IV	Director
Mark A. Welsh IV

/s/ Daniel A. Rioux	Director
Daniel A. Rioux

/s/ Tucker S. Bridwell	Director
Tucker S. Bridwell

/s/ James W. Christmas	Director
James W. Christmas

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Thompson & Knight LLP

10.1	Halcón Resources Corporation 2006 Long-Term Incentive Plan (filed as Exhibit 10.8 to registrant’s Current Report on Form 8-K filed October 26, 2005, incorporated herein by reference).

10.2	First Amendment to the Halcón Resources Corporation 2006 Long-Term Incentive Plan (filed as Exhibit A to registrant’s Definitive Proxy Statement (No. 000-50682) dated April 14, 2008, incorporated herein by reference).

10.3	Second Amendment to the Halcón Resources Corporation 2006 Long-Term Incentive Plan (filed as Exhibit 10.8.2 to registrant’s Current Report on Form 8-K filed May 7, 2010, incorporated herein by reference).

10.4	Third Amendment to the Halcón Resources Corporation 2006 Long-Term Incentive Plan (filed as Exhibit 10.3 to registrant’s Current Report on Form 8-K filed February 9, 2012, incorporated herein by reference).

23.1*	Consent of UHY LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

23.3*	Consent of Forrest A. Garb & Associates, Inc.

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement).

*	Filed herewith.